EXHIBIT 10.99

NON-QUALIFIED

STOCK OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this ______ day of ______________, 200_ between Kindred Healthcare, Inc. (the “Company”) and ________________ (the “Director”).

WHEREAS, the Company has adopted and maintains the Kindred Healthcare, Inc. 2001 Stock Option Plan for Non-Employee Directors (Amended and Restated) (the “Plan”) to promote the interests of the Company and its subsidiaries and stockholders by allowing the Company to attract and retain highly qualified non-employee directors by permitting them to obtain or increase their proprietary interest in the Company;

WHEREAS, the Plan provides for the grant to directors in the Plan of non-qualified stock options to purchase shares of Common Stock of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Director a non-qualified stock option (the “Option”) with respect to _______________ shares of Common Stock of the Company.

2. Grant Date. The Grant Date of the Option hereby granted is ____________ __, 200_.

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Committee, shall govern. All capitalized terms used and not defined herein shall have the meanings given to such terms in the Plan.

4. Exercise Price. The exercise price of each share underlying the Option hereby granted is $                    .

5. Vesting Date. The Option shall become exercisable as follows: Approximately one-fourth of the Option shall become exercisable on each of the first, second, third and fourth anniversaries of the Grant Date; provided that, the number of shares to become exercisable on any Vesting Date shall be rounded up to the nearest share, but in no event shall more than the total number of shares underlying the Option become exercisable in the aggregate. Notwithstanding the foregoing, in the event of a Change in Control, the Option shall immediately become fully exercisable.

6. Expiration Date. Subject to the provisions of the Plan and the terms of this Agreement, with respect to the Option or any portion thereof which has not become exercisable, the Option shall expire on the date the Director ceases to be a director of the Company, and with respect to any Option or any portion thereof which has become exercisable, the Option shall expire on the earlier of (i) the date of removal if the Director is removed for Cause; (ii) three months after the date the Director ceases to be a director of the Company for any reason other than for Cause or on account of death or Disability; (iii) in the event of the Director’s death or Disability while a director of the Company, or in the case of the Director’s death within three months after the Director ceases to be a director (other than by reason of removal for cause), 12 months after the date of the Director’s death or Disability, or (iv) the tenth anniversary of the Grant Date.

7. Exercise Procedure. Vested portions of the Option may be exercised, in whole or in part, by delivery to the Company’s principal office of a written notice of exercise, to the attention of the Corporate Secretary, no less than three (3) business days in advance of the effective date of the proposed exercise (the “Exercise Date”), setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, the Grant Date of the Option and the Exercise Date and accompanied by full payment of the exercise price and all applicable withholding taxes. Applicable withholding taxes shall be calculated based on the excess of the Fair Market Value of the shares of Common Stock over the exercise price as of the Exercise Date.

8. Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

10. Limitation on Transfer. The Option shall not be assignable or transferable other than by will or by the laws of descent and distribution or in accordance with the Plan.

11. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

14. Director Acknowledgment. The Director hereby acknowledges receipt of a copy of the Plan. The Director hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Director has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

KINDRED HEALTHCARE, INC.

By:	Richard A. Lechleiter
Title:	Executive Vice President and Chief Financial Officer

Name of Individual

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